Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177833, 333-160626 and 333-163996 on Form S-3 and Registration Statement No. 333-143275 and 333-44999 on Form S-8 of Ocwen Financial Corporation and subsidiaries (the “Company”) our report dated February 29, 2012 relating to the consolidated financial statements (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of new accounting provisions effective January 1, 2010 with respect to consolidation of variable interest entities) and our report dated February 29, 2012 on the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 29, 2012